Exhibit 99.3

       As further discussed in Sections m) and o) of Note 1 and Section a) of Note 11 to our consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data" (attached as Exhibit 99.1 to this Report), our consolidated financial statements for all periods presented herein have been updated to reflect retrospective application SFAS 160 and FSP EITF 03-6-1 and to reclassify ENSCO 69 as discontinued operations.

Item 6.  Selected Financial Data

       The selected financial data should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data."

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in millions, except per share amounts)
Consolidated Statement of Income Data
Revenues	$2,393.6	$2,058.2	$1,748.7	$991.1	$699.0
Operating expenses
Contract drilling (exclusive of depreciation)	752.0	644.1	543.5	434.9	390.6
Depreciation	186.5	177.5	168.5	147.5	127.2
General and administrative	53.8	59.5	44.6	32.0	33.1

Operating income	1,401.3	1,177.1	992.1	376.7	148.1
Other income (expense), net	(4.2)	37.8	(5.9)	(24.0)	(33.6)
Provision for income taxes	237.3	244.8	241.3	94.8	27.5

Income from continuing operations	1,159.8	970.1	744.9	257.9	87.0
(Loss) income from discontinued operations, net(1)	(3.1)	28.8	30.3	27.5	6.2
Cumulative effect of accounting change, net(2)	--	--	.6	--	--

Net income	1,156.7	998.9	775.8	285.4	93.2
Less: Net income attributable to noncontrolling interests	(5.9)	(6.9)	(6.1)	(.5)	(.2)

Net income attributable to Ensco	$1,150.8	$992.0	$769.7	$284.9	$93.0

Earnings (loss) per common share - basic
Continuing operations	$8.06	$6.52	$4.83	$1.69	$.58
Discontinued operations	(.02)	.19	.20	.18	.04
Cumulative effect of accounting change	--	--	.00	--	--

	$8.04	$6.71	$5.03	$1.87	$.62

Earnings (loss) per common share - diluted
Continuing operations	$8.04	$6.50	$4.81	$1.68	$.58
Discontinued operations	(.02)	.19	.20	.18	.04
Cumulative effect of accounting change	--	--	.00	--	--

	$8.02	$6.69	$5.01	$1.86	$.62

Net income attributable to Ensco common shares
Basic	$1,138.2	$984.7	$765.4	$283.9	$92.7
Diluted	$1,138.2	$984.7	$765.4	$283.9	$92.7
Weighted-average common shares outstanding
Basic	141.6	146.7	152.2	151.7	150.5
Diluted	141.9	147.2	152.8	152.3	150.5
Cash dividends per common share	$.10	$.10	$.10	$.10	$.10
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Consolidated Balance Sheet and Cash Flow Statement Data
Working capital	$ 973.0	$ 625.8	$ 602.3	$ 347.0	$ 277.9
Total assets	5,830.1	4,968.8	4,334.4	3,617.9	3,322.0
Long-term debt, net of current portion	274.3	291.4	308.5	475.4	527.1
Ensco stockholders' equity	4,676.9	3,752.0	3,216.0	2,540.0	2,193.9
Cash flow from continuing operations	1,125.4	1,211.2	922.9	336.7	230.4

(1)	See Note 11 to the consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data" for information on discontinued operations.
(2)	On January 1, 2006, we recognized a cumulative adjustment related to the adoption of SFAS No. 123 (revised 2004) "Share-Based Payment" ("FAS 123(R)"). See Note 9 to the consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data" for information on the adoption of SFAS 123(R).
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